UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
February 26, 2020
Date of Report
(Date of earliest event reported)

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6333 State Hwy 161, 4th Floor
Irving, Texas 75038
(Address of principal executive offices)
(972) 870-6400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BCOR	NASDAQ Global Select Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2020, the Board of Directors (the “Board”) of Blucora, Inc. (the "Company"), upon the recommendation of the Nominating and Governance Committee of the Board, voted to increase the number of directors constituting the whole Board from six to eight directors and appoint Jana R. Schreuder and Mark A. Ernst to serve as a members of the Board, with such appointments to take effect on March 1, 2020. Each of Ms. Schreuder and Mr. Ernst will each stand for election by a vote of the stockholders at the Company’s 2020 annual meeting of stockholders.
The Board has determined that Ms. Schreuder and Mr. Ernst each meet the independence requirements of the Securities and Exchange Commission and the NASDAQ Stock Market Rules and that Mr. Ernst qualifies as an “audit committee financial expert.” The Board has appointed Ms. Schreuder to serve on the Compensation Committee of the Board and Mr. Ernst to serve on the Audit Committee of the Board, with such committee appointments to take effect on March 1, 2020.
Ms. Schreuder, age 61, is an accomplished executive who most recently served as executive vice president and chief operating officer of Northern Trust Corporation, a role from which she retired in August 2018. Ms. Schreuder joined Northern Trust in 1980 and during her tenure held multiple roles as a member of the management team, including service as the President of Wealth Management from 2011 to 2014, as President of Operations & Technology from 2006 to 2011, and as Chief Risk Officer from 2005 to 2006. Since 2008, Ms. Schreuder has served as a member of the Board of Entrust Datacard Group, a privately held hardware and software information security company. From 2016 to 2018, Ms. Schreuder was a member of the board of directors of LifePoint Health, a rural U.S. healthcare provider. Ms. Schreuder also currently serves as a member of the Global Strategy Committee of Women Corporate Directors in the New York City Chapter. Ms. Schreuder received her bachelor of arts degree from Southern Methodist University and a master’s degree in business administration from the Northwestern University Kellogg Graduate School of Management.
Mr. Ernst, age 61, currently serves as the Managing Partner at Bellevue Capital LLC, a private investment firm, a role he has held since May 2018. Prior to joining Bellevue, Mr. Ernst served as executive vice president and chief operating officer of Fiserv, Inc. from January 2011 to April 2018, where he had oversight responsibility for the major operating businesses and support organizations of the enterprise. His focus included enterprise-wide quality improvement and product management efforts. Mr. Ernst previously served as deputy commissioner for operations support for the Internal Revenue Service from January 2009 to November 2010. From 2008 to 2009, Mr. Ernst served as chief executive officer of Bellevue. Mr. Ernst served in various executive roles at H&R Block, Inc., including as chairman, president and chief executive officer from 2001 to 2007, and as chief operating officer from 1998 until 2000. Prior to joining H&R Block, Mr. Ernst served in various executive roles at American Express Company. Mr. Ernst currently serves as the chairman of the board of directors of the Financial Health Network, a consumer-focused financial services advocacy organization, and previously served as a public company director on the boards of Great Plains Energy Incorporated, Knight Ridder Inc., and SAIA, Inc. Mr. Ernst received bachelor’s degrees in finance and accounting from Drake University, where he is a member of the Board of Trustees, and a master’s of business administration in finance and economics from the University of Chicago Booth School of Business, where he has served on its Advisory Board.
For their service on the Board, Ms. Schreuder and Mr. Ernst will receive compensation as non-employee directors in accordance with the Company’s non-employee director compensation practices described in the Company’s Non-Employee Director Compensation Policy (the “Policy”), which was approved by the Compensation Committee of the Board and adopted by the Company effective as of May 23, 2019. A copy of the Policy was included as Exhibit 10.2 of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2019, and is incorporated herein by reference.
Neither Ms. Schreuder nor Mr. Ernst has any arrangements or understandings with any other person pursuant to which she or he were elected to the Board, nor does either of them have a relationship or related transaction with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission in connection with her appointment as a director of the Company.
On February 27, 2020, the Company issued a press release announcing that Ms. Schreuder and Mr. Ernst were appointed to the Board. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 27, 2020
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: February 27, 2020

BLUCORA, INC.

By	/s/ Ann J. Bruder
Ann J. Bruder
Chief Legal Officer and Secretary